Exhibit 99.1

Delaware Court of Chancery Dismisses Vermillion Dissident Shareholder Suit with Prejudice

AUSTIN, Texas — November 19, 2012 — On November 16, 2012, the Delaware Court of Chancery has dismissed with prejudice a lawsuit brought against Vermillion, Inc. and its board of directors by dissident stockholders, Gyorgy B. Bessenyei and Robert S. Goggin, III.

Following the decision, a proxy filed with the Securities Exchange Commission (SEC) by an alleged stockholder group led by Bessenyei and Goggin describes Goggin as “honest and trustworthy.” However, the Delaware Court of Chancery court issued findings to the contrary. The court ruled that Goggin and Bessenyei had illegally falsified documents and, moreover, that the conduct of Goggin appeared to be a violation of the Pennsylvania rules of professional conduct applicable to Pennsylvania lawyers.

With the suit now dismissed with prejudice, which disallows its re-filing, Vermillion can move forward with the company’s annual meeting. The meeting had been delayed due to the Bessenyei and Goggin lawsuit, which prohibited the company from holding a meeting until the matter was resolved. The company will provide further details regarding the annual meeting once a meeting and record date is set by the board of directors. The company will propose one director for the single seat up for election.

Important Additional Information

In connection with its 2012 annual meeting of stockholders, Vermillion will file with the SEC a definitive proxy statement and other documents regarding the 2012 annual meeting, and will also mail to each stockholder of record entitled to vote at the 2012 annual meeting the definitive proxy statement and a proxy card. STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2012 DEFINITIVE PROXY STATEMENT AND ANY OTHER SOLICITING MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. When they are available, the definitive proxy statement and other documents relating to the 2012 annual meeting of stockholders may be obtained free of charge from the SEC’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) at www.sec.gov or from Vermilion’s website at www.vermillion.com, under Investors – SEC Filings.

The company and its directors, director nominee and executive officers may be deemed to be participants in the solicitation of proxies in connection with the company’s 2012 annual meeting of stockholders. Detailed information concerning the company’s directors, director nominee and officers is available in the company’s amended preliminary proxy statement for its 2012 annual meeting of stockholders filed with the SEC on May 17, 2012, as well as in other public filings made by the company with the SEC. Additional information regarding the company’s directors, director nominee, executive officers and other persons who may, under the rules of the SEC, be considered to be participants in the solicitation of proxies for the 2012 annual meeting of stockholders, including their respective interests by security holdings or otherwise, will be set forth in the definitive proxy statement for the company’s 2012 annual meeting of stockholders when it is filed with the SEC.

About Vermillion

Vermillion, Inc. (NASDAQ:VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women's health. Additional information about Vermillion can be found at www.vermillion.com.

Forward-Looking Statements

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion's plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion's current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion's stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion's filings with the Securities and Exchange Commission (SEC). All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion's expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in the company’s most recent reports on Form 10-K and Form 10-Q. Copies are available through EDGAR at www.sec.gov.

Investor Relations:

Liolios Group, Inc.

Ron Both

Tel 949-574-3860

info@liolios.com